EXHIBIT 23.2

DIXON ODOM PLLC

Certified Public Accountants and Consultants

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

FNB Bancshares, Inc.

Gaffney, South Carolina

We consent to the inclusion in this registration statement of American Community Bancshares, Inc. on Form S-4 of our report on the 2002 consolidated financial statements of FNB Bancshares, Inc. dated February 20, 2003, except for the effects of the 5% stock dividend in 2003, discussed in Notes 1, 13 and 17, as to which the date is January 14, 2004.

/s/ Dixon Odom PLLC

Sanford, North Carolina

January 14, 2004